Exhibit 3.4

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A-1 CONVERTIBLE PREFERRED STOCK

of

APHTON CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Aphton Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board “) pursuant to authority of the Board as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation, each as amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. DESIGNATION

The designation of this series, which consists of 10,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the “Stated Value”).

II. NO DIVIDENDS

The Series A-1 Preferred Stock will bear no dividends. The holders (each a “Holder” and, collectively, the “Holders”) of the Series A-1 Preferred Stock shall be entitled to receive, if and when declared by the Board and paid by the Corporation, any dividends paid with respect to the Common Stock. In the case of any such dividend, each Holder shall be entitled to receive an amount per share of Series A-1 Preferred Stock held by such Holder as of the record date for such dividend equal to the product of: (i) the amount of the dividend payable with respect to one share of Common Stock and (ii) the number of shares of Common Stock that would be issued to a Holder if one share of Series A-1 Preferred Stock were converted by the Holder on the record date. If dividends are declared by the Board and not timely paid by the Corporation, the Holder may, but is not required to, add such amount to the stated value of such Holder’s outstanding shares of Series A-1 Preferred Stock.

III. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

B. “ClosingPrice” means, for any security as of any date, the closing price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation if Bloomberg Financial Markets is not then reporting closing prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the closing prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the ClosingPrice of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Holders of a majority of the then outstanding shares of Series A-1 Preferred Stock.

C. “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Article VII.C.(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Corporation or issuable upon conversion of the Series A-1 Preferred Stock.

D. “Conversion Date” means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 4:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

E. “Conversion Price” means $0.50, and shall be subject to adjustment as provided in Article VII hereof.

F. “Convertible Securities” means any securities of the Corporation which entitle the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

G. “Excluded Securities” means any shares of Common Stock issued or issuable by the Corporation (i) in connection with any stock option plan which has been approved by the Board and the shareholders of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, officer, director, consultant or advisor for services provided to the Corporation (an “Approved Stock Option Plan”), (ii) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (iii) upon conversion of the Series A-1 Preferred Stock, (iv) in connection with a strategic partnership or joint venture in which there is a significant commercial relationship with the Corporation and in which the primary purpose of which is not to raise capital in an amount not to exceed, in the aggregate, gross proceeds to the Corporation of $20,000,000 or an aggregate of 10,000,000 shares of Common Stock, (v) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds in excess of $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”), (vi) in payment of interest or principal on outstanding indebtedness to Austria Wirtschaftsservice GmbH, provided that, in no event shall such Common Stock or Convertible Securities be issued at a value of less than $0.48 per share of Common Stock issued or issuable, and (vii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

H. “Issuance Date” means the date of the closing under the Exchange Agreement by and among the Corporation and the investors named therein with respect to the initial issuance of the Series A-1 Preferred Stock (the “Exchange Agreement”).

I. “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

I. “Voting Stock” shall mean the Series A-1 Preferred Stock and the Common Stock issued to each Investor on the Issuance Date.

IV. CONVERSION

A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A-1 Preferred Stock into a number of fully paid and nonassessable shares of the common stock of the Corporation (the “Common Stock”) determined by dividing the Stated Value by the Conversion Price.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation with a copy to the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation with a copy to the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article X.B hereof.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third Business Day following the Conversion Date and (b) the second Business Day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article X.B) (the “Delivery Period”), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. If the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Failure to Deliver Shares; Buy in Cure. Unless the Corporation has notified the Holder in writing prior to the delivery by such Holder of a Notice of Conversion that the

Corporation is unable to honor a conversion, if (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to the Holder and (ii) thereafter, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by the Holder of shares of Common Stock (the “Sold Shares”) which the Holder anticipated receiving upon such Optional Conversion (a “Buy-In”), the Corporation shall pay the Holder (which shall be the Holder’s exclusive remedy) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by the Holder from the sale of the Sold Shares. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the Holder $1,000. The Holder shall provide the Corporation written notification indicating any amounts payable to the Holder pursuant to this Article IV.B.(ii), together with evidence supporting such calculation. The Corporation shall make any payments required pursuant to this Article IV.B.(ii) in accordance with and subject to written wiring instructions delivered by the Holder to the Corporation.

(iii) No Fractional Shares. If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be rounded off to the nearest whole number of shares.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall within two (2) Business Days of receipt of the Notice of Conversion submit the disputed calculations to an independent third party mutually agreed upon by the Corporation and the applicable Holder. The independent third party, at the Corporation’s expense, shall review the calculations and notify the Corporation and the Holder of the results. The independent third party’s calculation shall be deemed conclusive. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above no later than two (2) Business Days from the date it receives the determination from the independent third party.

(v) The Company’s obligations to issue and deliver shares of Common Stock upon conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provisions hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of Common Stock upon conversion. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversions of Preferred Stock as required pursuant to the terms hereof.

C. Limitations on Conversions. The conversion of shares of Series A-1 Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) [RESERVED].

(ii) Ten Percent Holders; Change of Control. In no event shall SF Capital Partners Ltd. (“SF Capital”) or Heartland Value Fund (“Heartland”), as the case may be, or the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in SF Capital or Heartland, as the case may be, together with any of its affiliates beneficially owning more than 9.9% of the then outstanding shares of Common Stock after such conversion is given effect. In no event shall Horizon Waves & Co. (“Horizon”) or the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock or to dispose of any shares of Series A-1 Preferred Stock to the extent that such right to effect such conversion or disposition would result in Horizon together with any of its affiliates beneficially owning more than 19.9% of the outstanding shares of Common Stock after such conversion is given effect. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In no event may this Article IV.C.(ii) be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

(iii) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Series A-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon conversion of all outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and be fully paid and nonassessable.

(iv) The issuance of certificates for Common Stock on conversion of Series A-1 Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A-1 Preferred Stock so converted.

V. RANK

The Series A-1 Preferred Stock shall rank (i) prior to the Corporation’s Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the

Corporation hereafter created that, by its terms, ranks on parity with the Series A-1 Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series A-1 Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each of the foregoing being a “Liquidation Event”), no distribution shall be made to the holders of any shares of Junior Securities upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as defined below) with respect to each share of Series A-1 Preferred Stock then outstanding. Any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which all outstanding shares of Common Stock are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary or the effectuation by the Corporation or its stockholders of a transaction or series of related transactions in which more than 50% of the voting power is disposed of, shall be deemed a Liquidation Event (a “Change in Control”). In such event, the Holders will be entitled to receive in preference to the holders of Junior Securities, the Liquidation Preference with respect to shares of Series A-1 Preferred Stock in the form of cash, securities or other property as is payable in connection with the transaction deemed to be a Liquidation Event. In the event that the Corporation sells, conveys or disposes of all or substantially all of its assets (a “Fundamental Transaction”), the Holders will be entitled to receive, prior to the holders of the Junior Securities, if and when the Board declares a distribution of the consideration received by the Corporation in such asset sale, the Liquidation Preference with respect to the shares of Series A-1 Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The “Liquidation Preference” with respect to a share of Series A-1 Preferred Stock means an amount equal to the Stated Value thereof plus all declared but unpaid dividends. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

VII. ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A. Stock Splits, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased by multiplying the Conversion Price by a fraction of which the numerator shall be the number of outstanding shares of Common Stock immediately before such event and of which the denominator shall be the number of outstanding shares of Common Stock immediately after such event. In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or tender offer pursuant to which all of the outstanding shares of Common Stock are effectively converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), and, if such Corporate Change is not a Liquidation Event pursuant to the terms of Article VI.A., then the Holders shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the Series A-1 Preferred Stock then outstanding) shall be made with respect to the rights and interests of the Holders to the end that the economic value of the shares of Series A-1 Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed immediately prior to such Corporate Change and the value of the Common Stock immediately prior to such Corporate Change.

C. Adjustment of Conversion Price upon Dilutive Issuance.

(i) If and whenever on or prior to the third anniversary of the Issuance Date, the Corporation issues or sells, or in accordance with this Article VII.C. is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing, a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to:

(A) in the case of a Dilutive Issuance occurring on or prior to the first anniversary of the Issuance Date (but excluding any Dilutive Issuance that occurs subsequent to the consummation of a Dilutive Issuance in which the Corporation receives gross proceeds of not less than $10,000,000), a price equal to the New Securities Issuance Price; and

(B) with respect to each other Dilutive Issuance occurring on or prior to the third anniversary of the Issuance Date, a price equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Corporation upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance;

provided, however, that in no case shall the Conversion Price be reduced below $0.48 (the “Conversion Price Floor”) pursuant to this Article VII.C. The Conversion Price Floor shall be subject to adjustment on the same basis as any adjustments to the Conversion Price provided in Article VII.A and Article VII.B. No adjustment to the Conversion Price shall be made under this Article VII.C. after the third anniversary of the Issuance Date.

(ii) For purposes of determining the adjusted Conversion Price under Article VII. C.(i), the following shall be applicable:

(A) Issuance of Options. If at any time after the Issuance Date the Corporation in any manner grants or sells any Options whether or not such options are immediately exercisable and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Article VII. C(ii)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If at any time after the Issuance Date the Corporation in any manner issues or sells (or may in the future issue or sell as the result of the exercise of any Option issued or sold) any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Article VII. C (ii)(B), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Article VII.C.(ii)(B), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options or Convertible Securities issued after the Issuance Date, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Options or Convertible Securities issued after the Issuance Date, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Article VII.C.(ii)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option or Convertible Security is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options or Convertible Securities by the parties thereto, the Options or Convertible Securities will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded or quoted securities, in which case the amount of consideration received by the Corporation will be the Closing Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Holders representing at least two-thirds of the outstanding shares of Series A-1 Preferred Stock. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined by an independent, reputable appraiser jointly selected by the Corporation and the Holders of at least two-thirds of the outstanding shares of Series A-1 Preferred Stock. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(E) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

D. Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article VII.C., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate executed by the Corporation’s President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time from any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series A-1 Preferred Stock.

E. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by this Article VII.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A-1 Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board shall in good faith determine to be equitable under the circumstances.

F. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution,

issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article VII and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

VIII. VOTING RIGHTS

A. Subject to the limitations set forth in Article VIII.B., the Holders shall be entitled to vote with the holders of Common Stock, voting together as one class, on all matters submitted to a vote of the holders of Common Stock, and each share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each such share is convertible as of the record date for the applicable vote. In no event may this Article VIII.A. be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

B. The voting rights of the Holders shall be subject to the following limitation: in the case of each of the SF Capital, Heartland and Horizon, the number of votes that such Holder shall be entitled to cast with respect to shares of Voting Stock then held by such Holder shall in no event exceed the number of votes that each Holder would be permitted to vote if the Conversion Floor Price was the closing bid price of the Common Stock as of the date of the Series A Preferred is first issued. In no event may this Article VIII.B. be amended by Holders of Series A-1 Preferred Stock, holders of Common Stock, the Company or otherwise.

C. To the extent that under the Delaware General Corporation Law the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series A-1 Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock shall constitute the approval of such action by the class.

IX. PROTECTIVE PROVISIONS

A. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders (i) of a majority of the then outstanding shares of Series A-1 Preferred Stock amend the rights, preferences or privileges of the Series A-1 Preferred Stock set forth in this Certificate of Designation, (ii) of two-thirds of the then outstanding shares of Series A-1 Preferred Stock consummate, on or prior to the third anniversary of the Issuance Date, a Dilutive Issuance that would, but for the application of the Conversion Price Floor limitation on adjustments to the Conversion Price, result in the reduction of the Conversion Price to a price below the Conversion Price Floor, (iii) subject to Articles IX.B. and IX.C. below, amend or waive any provision of its Certificate of Incorporation in a manner that would alter the rights, preferences or privileges of the Series A-1 Preferred Stock, or (iv) enter into any agreement with respect to the foregoing clauses (i) through (iii).

B. For so long as shares of Series A-1 Preferred Stock with an aggregate Stating Value of no less than $5,000,000 remain outstanding, the Corporation shall not, without first obtaining the consent (by vote or by written consent) of the Holders of a majority of the then outstanding shares of Preferred Stock: (i) create any Senior Securities; (ii) redeem, or declare or pay any dividend or other distribution on account of, any shares of Common Stock (other than pursuant to the terms of any Approved Stock Option Plan); or (iii) make any material change in the nature of the Corporation ‘s business beyond the life sciences sector.

C. Notwithstanding the foregoing, during the twelve (12) month period beginning on November 21, 2005 and ending on November 20, 2006, no consent or approval of the Holders will be required for, and the Board is expressly authorized to provide for, the issuance of shares of preferred stock other than the Series A-1 Preferred Stock in Series A-1nd, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series A-1nd any qualifications, limitations or restrictions thereon, which such series may, without the consent of the Holders, be Pari Passu Securities and may, subject only to Article IX.B.(i), may be Senior Securities.

X. MISCELLANEOUS

A. Cancellation of Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C. Allocation of Cap Amount. The initial Cap Amount shall be allocated pro rata among the Holders based on the number of shares of Series A-1 Preferred Stock issued to each Holder. Each increase to the Cap Amount shall be allocated pro rata among the Holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock held by each Holder at the time of the increase in the Cap Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Cap Amount. Any portion of the Cap Amount that remains allocated to any person or entity which does not hold any Series A-1 Preferred Stock shall be allocated to the remaining Holders pro rata based on the number of shares of Series A-1 Preferred Stock then held by such Holders.

D. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation; provided however, that the foregoing shall not apply to any shares for which a Holder rescinds a Notice of Conversion because of the Corporation’s failure to timely deliver such shares after submission of a Notice of Conversion.

E. Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or Change of Control Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which Common Stock would need to be owned in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Series A-1 Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provide however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

F. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares the Series A-1 Preferred Stock; and if any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholders approval of any necessary amendment to its Certificate of Incorporation.

G. Notices. Any and all notices or other communications or deliveries to be provided by the Holder, including without limitation, any Notice of Conversion, must be in writing and addressed to:

Aphton Corporation

8 Penn Center, Suite 2300

1628 JFK Boulevard

Philadelphia, PA 19103

Telephone: (215) 218-4340

Facsimile: (215) 218-4355

Attention: Chief Executive Officer

with a copy to:

Akerman Senterfitt

One Southest Third Avenue

28th Floor

Miami FL 33131-1714

Telephone: (305) 982-5592

Facsimile: (305) 374-5095

Attention: Kara MacCullough

If to the Transfer Agent:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale CA 91204-2991

Telephone: (818) 502-1404

Facsimile: (818) 502-0674

Attention: William Garza

or to such other addresses or facsimile numbers as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and addressed to each Holder at the address or facsimile number of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries herunder shall be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile if received by 4:59 p.m. local time of the recipient, or the following Business Day if received after 4:59 p.m. local time of the recipient (provided in each case that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 23rd day of November 2005.

APHTON CORPORATION

By:
Patrick T. Mooney
Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby elects to convert                      shares of Series A-1 Preferred Stock (the “Conversion”), represented by stock certificate No(s).                      (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Aphton Corporation (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

[The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                             ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]

The undersigned acknowledges that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock may only be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐	[In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.]

Date of Conversion:

Conversion Price:

Number of Shares of Common
Stock to be Issued:

[Holder]

By:
Name:
Title:

Address: